Exhibit 99.2

POWER OF ATTORNEY

Each of the undersigned hereby appoints Kenneth E. Olson, Michael B. Parkin, and Heather Stickel, or any of them, his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D or any amendments thereto, and any related documentation which may be required to be filed in his or her individual capacity as a result of the undersigned’s beneficial ownership of, or participation in a group with respect to, common shares of JED Oil Inc., and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Kenneth E. Olson, Michael B. Parkin, and Heather Stickel, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file any Schedule 13D or any amendments thereto, unless revoked earlier in writing. This Power of Attorney may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same Power of Attorney.

Date: October 30, 2007	/s/ Kenneth E. Olson
KENNETH E. OLSON
Date: October 31, 2007	/s/ Michael B. Parkin
MICHAEL B. PARKIN
Date: October 31, 2007	/s/ Heather Stickel
HEATHER STICKEL